Exhibit 99.1

NEWS RELEASE

Geokinetics Receives Notice of Non-Compliance from NYSE MKT

HOUSTON, TEXAS — October 29, 2012 — Geokinetics, Inc. (NYSE MKT: GOK) announced today that on October 23, 2012, the Company was notified by NYSE MKT LLC (the “Exchange”) that the Company was not in compliance with certain continued listing standards set forth in the Exchange’s Company Guide, as follows:

•                  Section 1003(a)(i) — Stockholders’ equity of less than $2,000,000 and net losses in two of its three most recent fiscal years;

•                  Section 1003(a)(ii) — Stockholders’ equity of less than $4,000,000 and net losses in three of its four most recent fiscal years; and

•                  Section 1003(a)(iii) — Stockholders’ equity of less than $6,000,000 and net losses in five most recent fiscal years.

In order to maintain the listing of its common stock on the Exchange, the Company is required to submit a plan to the Exchange by November 23, 2012, addressing how the Company intends to regain compliance with the continued listing standards by April 23, 2014. The Company is currently evaluating whether it will be in a position to submit such a plan to the Exchange. If the Company does not submit a plan to the Exchange or if the plan is not accepted by the Exchange, the Exchange will initiate delisting proceedings.

About Geokinetics Inc.

Geokinetics Inc. is a leading provider of seismic data acquisition, seismic data processing services and multi-client seismic data to the oil and gas industry worldwide. Headquartered in Houston, Texas, Geokinetics is the largest Western contractor acquiring seismic data onshore and in transition zones in oil and gas basins around the world. Geokinetics has the crews, experience and capacity to provide cost-effective world class data to its international and North American clients. For more information on Geokinetics, visit www.geokinetics.com.

Contact:

Richard F. Miles

Chief Executive Officer

Geokinetics

(713) 850-7600